Exhibit 99.1
North Brawley Power Plant

Asset Impairment Analysis
****
Prepared for

Ormat industries Ltd.
March 2011

Table of Contents

Chapter A — Introduction	3-11
Chapter B — Executive Summary	12-14
Chapter C — Description of the Company & Subject Assets	15-16
Chapter D — General economic outlook	17-19
Chapter E — Valuation	20-28
Chapter F — Exhibits	29

Chapter A — Introduction
1.1	General

Giza Singer Even (“GSE”) has been mandated by Ormat Industries Ltd. (“Ormat” or the “Company”) to assist Ormat’s management with their asset impairment analysis in connection with the North Brawley power plant (“North Brawley” or the “Subject Assets”) to meet the requirements under IFRS accounting standards (“the Report”). In order to prepare the Report GSE and Ormat has retained the advisory services of Duff & Phelps, a world-class global independent financial advisory firm with a strong expertise and capabilities in the area of valuation services (D&P). This Report was prepared by GSE in cooperation with a D&P valuation team.

The Report includes a description of the methodology and main assumptions and analyses used by the Company, D&P and GSE for assessing the value of North Brawley. Having said that, the description does not purport to provide a full and detailed breakdown of all the procedures that we applied in formulating the opinion.

1.2	Reliance on Information Received from the Company

In formulating this Report, GSE and D&P assumed and relied on the accuracy, completeness, and up-to-datedness of the information received from the Company, including the financial data and any forward-looking information. GSE is not responsible for independently verifying the information it has received, and accordingly, did not conduct an independent examination of this information, other than general and superficial reasonability tests.

In conducting this valuation, we also addressed, among other things, forecasts that were submitted to us by the Company. These projections are uncertain suppositions and expectations regarding the future, partly based on information existing in the Company as of the date of the valuation (“Valuation Date”), as well as various assumptions and expectations pertaining to the Company and to numerous extraneous factors, including the situation in the market segment in which the Company operates, potential competitors, and the general market situation. It should therefore be emphasized that there is no certainty that these suppositions and expectations will fully or partially materialize. The assessments and forecasts of the Company’s Management, apart from being based on these assumptions, relate to the Company’s future intentions and goals as of the valuation date. These intentions and goals are materially influenced by the situation in the Company and in the market and need to be continuously adjusted to the various changes in the working assumptions, the Company’s situation and the general economic situation. Any such change stands to influence the chance that these estimations will materialize. If the estimations of the Company’s Management do not materialize, the actual results may vary materially from the results projected or inferred from these estimations, insofar as they were used in this opinion, noting that the Fair Value was appraised in this Report, as set out in the accounting standard chapter.

1.3	Forward-looking Information

In this report, we also addressed forward-looking information that was submitted to us by the Company’s management. Forward-looking information is uncertain information concerning the future, which is based on information available to the Company on the Valuation Date and includes management’s estimations or intentions as of the Valuation Date. If management’s projections do not materialize, the actual results may vary materially from the results estimated or implied from this information, insofar as they were used in this Report.

1.4	Limitations in the Application of the Report

An economic assessment is not an exact science, and is intended to reflect in a reasonable and fair manner the situation at a given time, based on known data, basic assumptions and forecasts. Changes in key variables and/or other information may alter the basis for the basic assumptions and alter the conclusions accordingly.

This Report does not constitute a due diligence study and does not purport to contain the information, investigations and tests or any other information contained in a due diligence study, including an examination of the Company’s contracts and engagements.

We emphasize that this Report does not constitute legal advice or a legal opinion. The interpretation of various documents that we reviewed was done exclusively for the purpose of forming and providing this Report.

The information appearing in the Report does not presume to include all the information required by a potential investor, and is not meant to determine the value for a specific investor. Different investors may have different objectives and methods of examination based on other assumptions, and accordingly, the price they would be willing to pay will vary.

1.5	Personal and Financial Relationship with the Company

We hereby confirm that we have no personal interest in the company, other than the fact that we receive a fee for providing this Report, and our professional fees are not contingent on the results of this Report.

It should be noted that last year, GSE prepared a report for the Company, in connection with a Purchase Price Allocation (PPA) analysis of the “Mammoth” complex, one of the Company’s geothermal assets.

In connection with this Report, we should note that GSE will receive a letter of indemnity from the Company in the event that GSE is sued in a legal proceeding for the payment of any amount to the Company or to a third party for a cause of action that could stem, directly or indirectly, from this Report. In such case, the Company shall indemnify GSE for any expense that GSE shall incur or be required to pay for legal representation, legal advice, professional consulting, defense against legal proceedings, negotiations, etc. The Company shall also indemnify GSE for the amount that it shall be ordered to pay to a third party in a legal proceeding.

1.6	Reference to the Report

We consent that this Report will be included in the 2010 annual report of Ormat Industries Ltd.

This Report may not be used for any other purpose without receiving explicit prior and written permission from GSE. Anyone using the Report, in whole or in part, other than for the purposes for which it was submitted, and without the prior written approval of GSE, may be sued therefore.

1.7	Limitation of Liability

This Report is intended for the use of the Company’s Management and for the purpose described above, and it may not be used for any other purpose, including transferring the Report to a third party or citing it, without our prior written consent. In no event, whether we have given our consent or not, will we assume any responsibility toward any third party which was forwarded the Report.

In the course of our work, we received information, explanations, data and representations from the Company and/or from D&P and/or someone on the Company’s behalf (the “Information”). The responsibility for the information lies with whoever provided such information. The ambit of our work does not include an examination and/or verification of said Information. Consequently, our work shall not be considered and will not constitute a confirmation of the veracity, completeness or accuracy of the information provided to us. In no event will we be liable for any loss, damage, cost or expenditure that might be caused in any manner or form from acts of fraud, misrepresentation, deception, submission of information that is not true or complete or obstruction of information on the part of the Company and/or D&P and/or anyone on the Company’s behalf, or any other reliance on the Information, subject to the aforesaid.

In general, forecasts tend to relate to future events and are based on reasonable assumptions made on the date of the forecast. Such assumptions may change over the forecasted period, and consequently forecasts made at the time of the valuation may differ from actual financial results and/or from estimates made at a later date. Therefore, these forecasts may not be treated with the same level of confidence attributed to data appearing in audited financial statements. We offer no opinion regarding the correctness of the forecasts made by the Company, D&P and/or by anyone on their behalf with the financial results that will actually be obtained.

The Report does not constitute a due diligence study and should not be relied on as such.

Moreover, financial assessments do not presume to be an exact science, and their conclusions are often contingent on the subjective judgment exercised by the valuator. Although we believe that the value that we have set is reasonable based on the information submitted to us, another value appraiser may reach a different value.

1.8	Sources of Information

In the course of the Report, we relied upon financial and other information, including prospective financial information, obtained from the Company, D&P and from various public, financial, and industry sources. Our conclusion is dependent on such information being complete and accurate in all material respects. We will not accept responsibility for the accuracy and completeness of such provided information.

The principal sources of information used in performing our valuation include:
•	Discussions with the Company’s management and D&P as follows:
•	Mrs. Dita Bronicki, CEO, Ormat Industries Ltd. and Ormat Technologies, Inc

•	Yoram Bronicki, President and COO, Ormat Technologies Inc.

•	Mr. Joseph Tenne, CFO, Ormat Industries Ltd. and Ormat Technologies Inc.

•	Mr. Eyal Hen, Controller, U.S. Operations, Ormat Technologies Inc.

•	Mr. Nir Yehuda, Controller, Ormat Industries Ltd.

•	Mr. Joseph Omoworare, Valuation Services Director, Duff & Phelps

•	Historical cost and financial statement information provided by Ormat Technologies Inc and Ormat Industries Ltd.

•	Ormat Technologies Inc. Management’s financial projections for North Brawley

•	North Brawley Plant Status Memo as of 4/2/11

•	Treasury Grant Application as of the Valuation Date

•	Tax Basis Memo as of the Valuation Date

•	Power Purchase Agreements (“PPAs”) related to North Brawley

•	Federal Reserve Statistical Release. H.15 (519) Selected Interest Rates

•	Bloomberg historical rates for corporate bonds as of the valuation Date

•	Other publicly available information from sources, but not limited to, Capital IQ, and SNL, deemed relevant to preparation of this Report

•	Financial models and analysis received from D&P
1.9	The Accounting Standard

At the request of the Company, the valuation will be used for implementing International Accounting Standard No. 36 regarding asset impairment (hereinafter: the “Standard” or “IAS 36”) in its financial statements.

The purpose of the Standard is to prescribe the procedures that an enterprise must apply to ensure that its assets are carried at no more than their recoverable amount. An asset is carried at more than its recoverable amount when the carrying value of the asset exceeds the amount to be recovered through use or sale of the asset. In this case, the asset value has been impaired, and the Standard requires the corporation to recognize an impairment loss. The Standard also specifies when a corporation should reverse an impairment loss and requires certain disclosures for impaired assets, and for investments in investee companies that are not subsidiaries, which are carried in the financial statements in an amount that significantly exceeds their market value or net sale price.

The Standard prescribes the accounting treatment and statement required in the event of asset impairment. If an enterprise prepares consolidated financial statements (including proportionate consolidation), the Standard will be applied to the accounting treatment of the impairment of all the assets appearing in the enterprise’s consolidated balance sheet, including investments in investee companies that are not subsidiaries, goodwill stemming from the acquisition of subsidiaries and fair value adjustments. In effect, this Standard applies to investments in subsidiaries and jointly controlled companies, so that provisions for impairment loss, which are recognized in the consolidated financial statements with respect to assets of the subsidiary or the jointly-controlled company, including goodwill and fair value adjustments, will be stated in the separate financial statements of the parent company as a reduction of the investment account in the subsidiary or jointly-controlled company.

The Standard prescribes that the recoverable amount of an asset should be estimated whenever there are indications that an asset may be impaired.

The Standard requires recognizing the impairment loss of an asset (i.e. the value of the asset has declined) whenever the carrying amount of the asset exceeds its recoverable amount. An impairment loss will be recognized in the statement of profit and loss for those assets stated at cost and should be treated as a revaluation decrease, and only for those assets carried at a revalued amount in accordance with other accounting standards or in accordance with the provisions of any law.

The Standard prescribes that a recoverable amount shall be calculated as the Fair Value less costs to sell or Value in Use, whichever is higher:
1.	The Value in Use of the asset is the estimate of the present value of future cash flows to be derived from use and disposal of the asset at the end of its useful life

2.	Fair value less costs to sell is the amount obtainable from the sale of an asset or cash-generating unit in an arm’s length transaction between knowledgeable, willing parties, less the costs of disposal
The Standard states that the best evidence of an asset’s Fair Value less costs to sell is a price in a binding sale agreement in an arm’s length transaction, adjusted for incremental costs that would be directly attributable to the disposal of the asset.

If there is no binding sale agreement but an asset is traded in an active market, Fair Value less costs to sell is the asset’s market price less the costs of disposal. The appropriate market price is usually the current bid price. When current bid prices are unavailable, the price of the most recent transaction may provide a basis from which to estimate Fair Value less costs to sell, provided that there has not been a significant change in economic circumstances between the transaction date and the date as at which the estimate is made.

If there is no binding sale agreement or active market for an asset, Fair Value less costs to sell is based on the best information available to reflect the amount that an entity could obtain, at the balance sheet date, from the disposal of the asset in an arm’s length transaction between knowledgeable, willing parties, after deducting the costs of disposal. In determining this amount, an entity considers the outcome of recent transactions for similar assets within the same industry. Fair Value less costs to sell does not reflect a forced sale, unless management is compelled to sell immediately.
1.10	Details on the Valuating Company

GSE is the leading non-affiliated economic and financial advisory firm in Israel. The firm has been in business for over 25 years. GSE advisory services are divided into four fields: Consulting to corporations and government authorities; mergers and acquisitions; issues; tenders and infrastructure products.

GSE provides its services through several departments: value economics, financing and capital market, applied economic research, financial accounting and risk management, project and infrastructure finance, and a professional department. The partners heading the firm: Chairman of the firm Yechiel Even and CEO Yariv Philosoph, together with Prof. Eli Kraisberg, Yuval Zilberstein, Eli Goldberg, Avshalom Herscovici and Udi Rosenberg, who also heads the firm’s professional department. Other partners of the firm are Eyal Jedwab, Yuval Lapidot, Yuval Barak and Hila Himi from the Corporate Finance Department, Asher Shakler from the Financial Accounting and Risk Management Department, Varda Stern from the Project Finance and National Infrastructures Department, and Alex Shechter from the Economic Valuation Department.

In order to prepare this Report GSE and Ormat has retained the advisory services of D&P, a world-class global independent financial advisory firm with a strong expertise and capabilities in the area of valuation services. This Report was prepared by GSE in cooperation with a D&P valuation team.

The GSE team was headed by Yechiel Even.

Mr. Even has over twenty years of experience in performing valuations. He holds a B.A. and M.B.A. in Economics and Business Administration from Bar-Ilan University.

Sincerely yours,

Giza Singer Even March 17, 2011

Chapter B — Executive Summary
1.	Description of the Company and Subject Assets
•	Ormat is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. With more than four decades of experience in geothermal and recovered-energy generation, Ormat products and systems are covered by 80 U.S. patents.

•	The North Brawley Geothermal Power Plant project is located in Brawley, California. The power plant was placed in service on January 15, 2010 and consists of five (5) water cooled Ormat Energy Converter (OEC)*, water system and other auxiliary systems to produce 50 MW of electricity. Since early 2009, however, Brawley has been hampered by certain factors (see Chapter C) that have limited its generation capabilities. In the course of 2010, Brawley has been producing, on average, approximately 30 MW of electricity.
2.	Description of the Valuation Methodology

To estimate the Fair Value of North Brawley a DCF analysis was utilized. Since the exact generation of the facility could not be calculated due to recent construction and addition of new wells (see chapter C) we used high probability and low probability generation assumptions to estimate the Fair Value based on the expected cash flow approach.

The Fair Value of North Brawley was therefore estimated by:

•	Determining operational characteristics of the assets under three scenarios; a 40MW, a 45MW and a 50MW scenario, as well as forecasting financial performance under each such scenario

•	Performing a DCF analysis for each scenario. The DCF for each case was then assigned a probability and an estimation of Fair Value was calculated by summing the total weighted expected value of all cases

3.	Valuation Assumptions
•	For the purpose of preparing this Report Ormat Technologies Inc’s management provided historical and forecasted performance characteristics for North Brawley, including generation output, additional capital expenditure requirements to improve output, energy revenues, along with plant and operating expenses. After conducting multiple interviews with management as well as performing various reasonability checks, we have adopted management forecasts and assumptions regarding the projected operations of the Brawley facility (see Chapter E for further detail)

•	The weighted average cost of capital was calculated by weighting the required returns on fixed income and common equity capital in proportion to their estimated percentages in an expected capital structure. The valuation model assumes a weighted average cost of capital (WACC) of 8%
4.	Valuation Conclusion 4.1 Fair Value Based on probabilities provided by the Company’s Management, the Fair Value of North Brawley is estimated at $140.4 million (pre disposal costs), as exemplified below:
4.1	Fair Value Based on probabilities provided by the Company’s Management, the Fair Value of North Brawley is estimated at $140.4 million (pre disposal costs), as exemplified below:

Case	Value ($K)	Probability	Relative Value ($K)
40 MW	116,283	20%	23,257
45 MW	142,467	40%	56,987
50 MW	150,425	40%	60,170

Total		100%	140,414

4.2	Disposal Costs Based on discussions with the management we assumed disposal costs estimated at 1% of the Fair Value, totaling $1.4 million

4.3	Conclusion

We estimate that the Fair Value of North Brawley, less costs to sell, is $139 million

4.4	Sensitivity Analysis

We have performed a sensitivity analysis for the value of North Brawley, less costs to sell, with respect to the weighted average cost of capital as follows:

WACC	7.00%	7.50%	8.00%	8.50%	9.00%
Fair Value (less costs to sell)	156,062	147,678	139,009	130,642	122,545

Chapter C — Description of the Company and Subject Assets
Ormat Technologies, Inc.

Ormat is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. With more than four decades of experience in geothermal and recovered-energy generation, Ormat products and systems are covered by 80 U.S. patents. Ormat has engineered and built power plants totaling approximately 1,300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady complex, Brawley, Heber complex, Jersey Valley, Mammoth complex, Ormesa complex, Puna, Steamboat complex, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala - Zunil and Amatitlan ; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.
Description of Subject Assets1

The North Brawley Geothermal Power Plant project (hereinafter: “The plant” is located in Brawley, California. The plant was placed in service on January 15, 2010 and consists of five (5) water cooled Ormat Energy Converter (OEC)*, water system and other auxiliary systems to produce 50 MW of electricity. The Plant is an addition to the expanding network of geothermal Type Power Plants in the area, which make use of the high temperature fluid beneath the surface to produce steam or brine and induce rotation in a turbine / generator configuration. Since early 2009, Brawley has been hampered by five major factors:

[1]	Information concerning North Brawley collected from North Brawley Power Plant status as of 02.04.2011.

•	Reduced production from the Geothermal field due to injection restrictions that were caused by solids accumulation in the injection wells and in the near-well bore reservoir

•	The mitigation of the solids production resulted in high operating costs in filtration of the injection flow and cleanouts of the injection wells

•	High well field operating costs due to short run life of the production pumps

•	Additional capital expenditure investment in pursuit of solutions to the injection and the production issues, including filtration and separation systems, drilling or modifying the injection wells drilling production wells, adding injection pumps and constructing pipelines for the new wells; and

•	Once more injection capacity was secured, the plant has been affected by a lack of production fluids due to the conversion of some production wells into injection wells

Chapter D — General economic outlook
Introduction[2]

In performing our analysis, we considered the general economic outlook as of the Valuation Date and its potential impact on the Subject Assets. An assessment of the general economy can often identify underlying causes for fluctuations in the financial and operating performance of a company. This overview of the general economic outlook is based on our examination of various economic analyses and the consensus forecasts of Blue Chip Economic Indicators and Blue Chip Financial Forecasts (collectively, the “consensus”).

Economic Growth

The United States’ real gross domestic product (“GDP”) (i.e., output adjusted for the impact of inflation) decreased 6.4% during the first quarter of 2009, and 0.7% in the second quarter. These declines were primarily attributable to sharp decreases in residential and non-residential fixed investments, business inventories, and, to a lesser extent, real personal consumption expenditures (“PCE”). The decline in inventories over the first half of 2009 was the largest on record.

In contrast, real GDP grew by 2.2% in the third quarter of 2009, and by 5.6% in the fourth quarter, the latter being the highest level observed in over six years. This recovery was primarily attributable to the highest increase in real PCE since the first quarter of 2007, a rise in residential investment, continued federal spending, and a significant reduction in the rate of business inventory liquidation.

Despite its recovery in the third and fourth quarters, real PCE still declined by an overall 0.6% in 2009. This followed a decline of 0.2% in 2008, thereby representing the first uninterrupted two-year contraction since 1932-1933. Industrial production also continued the third-quarter recovery trend into the

[2]	The General Economic Outlook section is based off resources including: Blue Chip Economic Indicators, December 1, 2010; Blue Chip Financial Forecasts, December 1, 2010; economic data supplied by the U.S. Department of Commerce Bureau of Economic Analysis, http://www.bea.gov; economic data supplied by U.S. Department of Labor Bureau of Labor Statistics, http://www.bls.gov; economic data compiled by the U.S. Census Bureau, http://www.census.gov/; economic data supplied by U.S. Department of Housing and Urban Development, http://www.hud.gov/; and economic data and research supplied by the Federal Reserve, http://www.federalreserve.gov/.

representing the first uninterrupted two-year contraction since 1932-1933. Industrial production also continued the third-quarter recovery trend into the final quarter of 2009, but still declined by an overall 9.8% during 2009. While the recession was declared over in September 2009, it was of greater duration than the recessions of 1974-1975 and 1981-1982. The Bureau of Economic Analysis estimates that real GDP contracted by 2.4% in 2009 on a year-over-year basis, the biggest decline since 1946.

For the first quarter of 2010, real GDP grew by 2.7% due to gains in real PCE and industrial production. Real PCE increased by 3.0% during the quarter because of an increase in purchases of consumer durables, purchases of nondurables, and services. During the first quarter, industrial production increased by 6.9%, continuing the pattern of strong quarterly growth that has now reached three consecutive quarters. The growth in industrial demand is explained by efforts to rebuild business inventories, signs of recovery in consumer and business demand, and growth in exports.

For the second quarter of 2010, the consensus estimates that real GDP grew by 3.2%, which is lower than originally estimated due to downward revisions on growth contributions by real PCE, residential investment, and net exports. Real PCE is expected to have grown by 2.8% during the quarter, while industrial production is estimated to have risen by 6.3%.

Economic growth is expected to continue into the second half of the year, although some economists are starting to fear the possibility of a double dip recession. The consensus predicts growth to continue in real PCE and business investment, but government spending will decrease during the second half of 2010, as the contribution from the fiscal stimulus continues to erode. Growth in industrial production is also expected to moderate, as business inventories have been replenished and are more in line with market demand. To put it into perspective, rebuilding of inventories contributed to approximately 57% of real GDP growth over the latter half of 2009 and first quarter of 2010.

Overall, the consensus has a positive outlook for 2010, with an estimated real GDP growth of 3.1%. The expected recovery still falls short of the rebound observed in other post-World War II recessions. For instance, real GDP growth in the year following the recessions of 1957-58, 1973-75, and 1981-82 was on average 5.6%. The consensus believes that real PCE will grow at a healthy 2.4% during 2010. However, additional gains in the remainder of 2010 and during 2011 are being constrained by slowly recovering labor markets, household deleveraging, tight credit markets, softness in home values and, more recently, weak equity prices. On a positive note, the consensus estimates industrial production to expand by 5.4% in 2010. Regarding 2011, the consensus estimates real GDP growth of 3.0%, assisted by projected increases in real PCE and industrial production of 2.6% and 4.7%, respectively. A long-term (ten-year) average real GDP growth rate of 2.8% was projected in a recent survey published by the Federal Reserve Bank of Philadelphia (the “Philadelphia Fed”).[3]

[3]	Source: “The Livingston Survey – December 2010,” Federal Reserve Bank of Philadelphia, December 9, 2010.

Chapter E — Valuation
1.	Valuation methodology
1.1	General

In our estimation of Fair Value we consider the income approach. The income approach is a valuation technique that provides an estimation of the Fair Value of an asset based on market participant expectations about the cash flows that an asset would generate over its remaining useful life. The Income Approach begins with an estimation of the annual cash flows a market participant would expect the subject asset (or business) to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual value of the asset (if any) or the business at the end of the discrete projection period to arrive at an estimate of Fair Value.

In some situations, the expected cash flow approach is a more effective measurement tool than the traditional approach. In developing a measurement, the expected cash flow approach uses all expectations about possible cash flows, taking into consideration assumed probabilities of future events and/or future scenarios, instead of the single cash flow scenario. We used this approach in our valuation.

1.2	Application of the Income Approach in this analysis

To estimate the Fair Value of North Brawley under IAS 36, a DCF analysis was utilized. Under IFRS — IAS 36, an asset is considered to be impaired if the carrying value of the asset is greater than its estimated Fair Value. The impairment is recorded in the amount by which the carrying value exceeds the Fair Value of the asset. Since the exact generation of the facility could not be calculated due to recent construction and addition of new wells, as mentioned in the Subject Asset description (see chapter C), we used high probability and low probability generation assumptions to estimate the Fair Value (the expected cash flow approach).

The Fair Value of the assets of North Brawley as of the Valuation Date was estimated by:
•	Determining operational characteristics of the assets under 3 scenarios; a 40MW, a 45MW, and a 50MW scenario

•	Forecasting revenues and variable operating costs as applicable, including energy prices for the electric output for each case;

•	Forecasting fixed expenses and capital expenditures as applicable for each case

•	Performing a DCF analysis for each case. The DCF for each case was then assigned a probability and an estimation of Fair Value was calculated by summing the total weighted expected value of all cases.
2.     North Brawley Valuation
2.1	General

For the purpose of preparing this Report, Ormat’s management provided D&P and GSE with historical and forecasted performance characteristics for North Brawley, including generation output, additional capital expenditure requirements to improve output, energy revenues, along with plant and operating expenses. D&P and GSE have adopted management forecasts and assumptions. To check the reasonability of said forecasts and assumptions, GSE and D&P have conducted several interviews and conversations with the management and have reviewed various relevant materials provided by the Company (as stated in Chapter A). Also, the Company and GSE have retained the advisory services of D&P, a world-class global independent financial advisory firm with a strong expertise and capabilities in the area of valuation services.

D&P compared the forecasted operating results of the facility to the historical operating characteristics of the facility as well as to the operating characteristics for other geothermal facilities that D&P are familiar with. D&P also reviewed the technical and operational discussions provided in the North Brawley Plant Status Memo prepared by management and the Testing Report prepared by JFMPE, Inc and has discussed the operating characteristics of the facility with the management. Based on these reviews and conversations, and given the limited historical performance of the facility, D&P based their review around the reasonableness of management’s ability to add additional injection and/or production wells and improve the functionality of the production pumps through additional Capital expenditure and has concluded that management’s forecasts were reasonable. D&P has also compared certain management’s forecasts to those made by third-party sources (as will specified below) and concluded that the estimate was reasonable
2.2	Key assumptions
2.2.1	Operating Characteristics
As of the Valuation Date the facility is producing, on average, approximately 30MW of electricity. However, management believes that the North Brawley resource can support 50 MW of electricity and expects that, with additional capital expenditures (including drilling of additional wells), the facility can produce between 45MW and 50MW of electricity. Therefore management has assigned an equal probability of 40 percent to both cases. A more conservative case where the facility only reaches 40MW of electricity was also considered by management and was assigned a 20 percent probability.
2.2.2	Production and Revenues
North Brawley is currently under a 20-year Power Purchase Agreement (“PPA”) to sell its electrical output to Southern California Edison. Through year 2030, the revenue projected by Management is based on the PPA price and certain time of day adjustments. Additionally, under the 40MW and 45MW cases, the contracted revenue was adjusted for certain penalties per the PPA terms[4].
After 2030, projected revenue is based on Management’s estimate of a market energy price of $120 / MWh and grown at an inflationary rate of 1.5% throughout the remaining useful life of the facility. To verify the reasonability of the market energy price assumptions, D&P compared Management’s projected energy price to those made by third-party sources (e.g. Wood Mackenzie) and concluded that the estimate was reasonable.
2.2.3	Operating Costs
The Company provided D&P and GSE with forecasted fixed and variable operating expenses, including costs such as plant operating expenses, utilities,

[4]	Based on Management provided information. Facility is expected to incur penalties if total output is less than 45 MW insurance, tax, royalties, and administrative expenses through year 2040 for the Subject Assets.

Management also provided additional variable O&M forecasts in light of expanding of the generation capability and transitional operating costs of North Brawley. The assumptions with regard to the additional O&M costs due to expansion of the wells and to facilitate the functionality of the equipment were deemed reasonable based on our discussions with Management and review of the Plant Status Memo.
2.2.4	Capital Expenditures
Management also provided detailed reports in regards to the nature of additional capital expenditures required to improve the operations of North Brawley. For the purpose of this analysis, maintenance expenditures were fully capitalized, and included additional near term maintenance costs for the improvement of North Brawley based on a review of independent engineering reports of North Brawley. At the end of the life of the Facility, the expected salvage and scrap value is assumed to net completely against any potential removal or site cleanup costs.

To test the reasonableness of these assumptions, D&P reviewed the historical Capital expenditure and fixed operating costs of North Brawley. D&P also compared the forecasted amounts to capital expenditures forecasts they have reviewed for other similar geothermal facilities and those made in the independent engineering reports.
2.2.5	Depreciation
Depreciation expense was calculated based on a 5-year MACRS schedule relevant for the Subject Asset. In accordance with applicable tax rules and regulation, the plant’s balance basis used to calculate the 5-year MACRS depreciation schedule was the Fair Value of the asset. Remaining depreciation amount was based on an annual rate of 4.55% of the fair value (in accordance with US tax regulations)
2.2.6	Tax
We utilized the corporate tax rate that a market participant that will operate the assets at their highest and best use would be expected to incur, and which is not necessarily the tax rate that is incurred by Ormat or North Brawley. We also

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adjusted for California state income taxes incurred by the Subject Assets. The tax rate that we therefore used in our analysis was 40.7%.
2.2.7	Working Capital
We assumed 30 receivable days and 30 payable days to calculate the change in working capital.
3.	Weighted Average Cost Of Capital (WACC)
The cost of capital reflects, among others, the business-operating risk of the company’s operations. The risk is partly the market risk and partly the risk derived from the company’s activities.

The weighted average cost of capital was calculated by weighting the required returns on fixed income and common equity capital in proportion to their estimated percentages in an expected capital structure.

The valuation model assumes a weighted average cost of capital (WACC) of 8%.
Return on Equity (Re)

The following table includes the main parameters applied in assessing the proper return on equity of the company (using CAPM model):

Parameter	Value	Comment
Risk Free Rate	4.18%	1
Specific Risk Premium	0.0%
Equity Risk Premium	5.50%	2
Beta	1.2	3
Return on Equity	10.8%

1.	The risk-free rate was based on the yield on long-term U.S Treasury bonds, since these securities are regarded as essentially default free. When valuing assets that are long-term in nature, the horizon of the Treasury security selected should be measured accordingly. Thus, for purposes of this study, the risk-free rate was based on the yield on long-term Treasury bonds.

2.	The equity risk premium (“ERP”) is the additional return an investor expects to receive to compensate for the additional risk associated with investing in equities as opposed to investing in riskless assets. It is unobservable in the market; thus, it must be estimated using a combination of historical data, forward-looking survey data, and benchmarks announced by other valuation professionals.

3.	In order to determine the Beta of the company we examined several companies which operate in the company’s industry[5]. The following table details the main results of our study and Beta calculation:

Company	Beta levered	D/V	Beta unleveraged
Calpine Corp.	1.15	65.1%	0.55
Magma Energy Corp.	0.84	48%	0.54
Ram Power, Corp.	0.77	16.7%	0.67
US Geothermal Inc.	1.79	12.9%	1.64
Nevada Geothermal Power Inc.	1.05	68.7%	0.46
NRG Energy, Inc.	1.18	68.5%	0.52
Ormat Technologies Inc.	1.23	34.9%	0.93
Average	1.19	45%	0.76
The betas reported were adjusted to unlevered betas. This process is accomplished by deleveraging the reported betas so that the effect of financial risk is removed, leaving betas reflective of only business risk.
We unlevered each guideline company’s levered beta according to the following standard formula:

The unlevered betas are then re-levered to reflect the target capital structure, as follows:

Unlevered Beta	0.76
Industry Debt-to-Equity Ratio	100%
Effective Income Tax Rate	40.7%
Re-levered Beta	1.21

[5]	We relied on global predicted betas derived from BARRA’s Global Equity Model (GEM1) database. BARR global predicted betas represent a forecast of a stock’s sensitivity to the global market.

The capital structure deemed appropriate for the Subject Assets was based on target capital structures used by market participants to finance geothermal projects as of the Valuation Date (see capital structure explanation below).
Capital structure (D/V)

The capital structure deemed appropriate for the Subject Assets was based on target capital structures used by market participants to finance geothermal projects as of the Valuation Date. Specifically, a capital structure of 50 percent common equity, 37.5 percent debt, and 12.5 percent tax equity (further explained below) has been reflected in the Report. Since the characteristics and risk profile for the tax equity and debt financings were similar, they have been combined into one fixed income portion to yield a capital structure for the Subject Assets of 50 percent fixed income and 50 percent equity.

Tax Equity

Due to regulations involving tax depreciation and amortization as well as the availability of production tax credits, cash grants etc, much of the value of a geothermal generating facility can be attributed to its derived tax benefits. An appropriate discount rate for these benefits should reflect their unique risk and characteristics. As the WACC calculated based on the guideline companies did not reflect the unique aspects and the risk profile related to the tax benefits, we incorporated an appropriate discount rate for these assets as well. Specifically, Management provided us with a typical tax equity partner rate of return assumption of a 9% — 10% range. We have therefore assumed a cost of tax equity of 10% which reasonably reflects the risk profile of the tax benefits.

Cost of Debt (Rd)

Since the interest on debt capital is deductible for income tax purposes, we used the after-tax interest rate in our calculation. In order to estimate the cost of debt capital we utilized debt ratings as provided by Capital IQ, Standard & Poor’s (“S&P”) Ratings Direct, and bond yield information provided by Bloomberg Finance. Debt ratings for each of the guideline companies were obtained from review of information available from the aforementioned sources. As a result, and considering the specific risk profile of the Plant, we used a 20-year Industrial BBB+ rate, as published by Bloomberg, for our cost of debt.

WACC Calculation Summary

Based on the data above the cost of capital calculation resulted in WACC of 8%

The following table describes the WACC calculation:

Parameter	Value
Risk free Interest Rate	4.18%
Beta	1.21
Market Premium	5.50%
Return on Equity	10.8%
Fixed Income (tax equity and debt)	5.1%
Tax Rate	40.70%
Equity	50%
Fixed Income (tax equity and debt)	50%
WACC	8%
4	Valuation Conclusion

4.1	Fair Value

The full DCF analysis used to calculate Fair Value of North Brawley (in the three scenarios) is shown in the exhibits (Chapter F).

Based on the Income Approach and based on probabilities provided by the Company’s Management, the Fair Value of North Brawley, as of the Valuation Date, is estimated at $155.4 million (pre disposal costs), as exemplified below:

Scenario	Value ($K)	Probability	Expected Value ($K)
40 MW	116,283	20%	23,257
45 MW	142,467	40%	56,987
50 MW	150,425	40%	60,170
Total		100%	140,414
4.2	Disposal Costs

Based on discussions with the Company’s Management we assumed disposal costs estimated at 1% of the Fair Value, totaling $1.4 million

4.3	Conclusion

We estimate that the Fair Value of North Brawley, less costs to sell, is $139 million

4.4	Sensitivity Analysis

We have performed a sensitivity analysis for the value of North Brawley, less costs to sell, with respect to the weighted average cost of capital as follows:

WACC	7.00%	7.50%	8.00%	8.50%	9.00%
Fair Value (less costs to sell)	156,062	147,678	139,009	130,642	122,545

Chapter F — Exhibits
1. Discounted Cash Flow Analysis — 40 MW Scenario
North Brawley

Depreciation Life	5-Year MACRS
Remaining Life	30
Existing Discount Rate	8.00%
Tax Rate	40.75%
Net Capacity (MW)	40 MW

		2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025

Total Revenue		27,989	27,849	27,710	27,572	27,434	27,297	27,160	27,024	26,889	26,755	26,621	26,488	26,355	26,224	26,093
Less PPA penalties		(202)	(210)	(219)	(227)	(235)	(243)	(251)	(259)	(268)	(276)	(284)	(291)	(299)	(307)	(315)
Adjusted Revenue		27,788	27,639	27,492	27,345	27,199	27,053	26,909	26,765	26,622	26,479	26,338	26,196	26,056	25,916	25,778

O&M		19,363	8,451	8,557	8,663	8,770	8,876	8,982	9,206	9,436	9,672	9,914	10,162	10,416	10,676	10,943
Insurance		609	609	584	583	598	565	579	577	575	573	571	569	567	565	563
Property Tax		1,382	1,341	1,300	1,261	1,223	1,187	1,151	1,117	1,083	1,051	1,019	989	959	930	902
Royalties		1,120	1,114	1,108	1,103	1,097	1,092	1,086	1,081	1,076	1,070	1,065	1,060	1,054	1,049	1,044
G&A		870	822	843	864	885	908	930	954	977	1,002	1,027	1,053	1,079	1,106	1,133
Utilities, Environmental, Others		3,362	2,488	2,550	2,614	2,679	2,746	2,815	2,885	2,957	3,031	3,107	3,185	3,264	3,346	3,430

Total Operating Costs		26,706	14,825	14,943	15,088	15,253	15,373	15,543	15,820	16,105	16,399	16,703	17,017	17,340	17,673	18,016
Operating Costs ($/kW-year)		667.64	372.48	377.34	382.92	389.05	394.09	400.45	409.61	419.10	428.91	439.05	449.53	460.37	471.57	483.14

EBITDA		1,082	12,815	12,549	12,257	11,946	11,680	11,366	10,945	10,517	10,080	9,634	9,180	8,716	8,244	7,762

Depreciation		29,676	44,506	29,225	20,067	20,200	13,915	7,335	6,978	6,775	6,803	6,660	6,517	6,548	6,579	6,611

EBIT		(28,594)	(31,692)	(16,677)	(7,810)	(8,255)	(2,235)	4,031	3,968	3,742	3,276	2,974	2,663	2,169	1,665	1,151

Income Tax	40.7%	(11,651)	(12,913)	(6,795)	(3,182)	(3,364)	(910)	1,642	1,617	1,525	1,335	1,212	1,085	884	678	469

After-tax Operating Profit		(16,943)	(18,778)	(9,882)	(4,628)	(4,891)	(1,324)	2,388	2,351	2,217	1,941	1,762	1,578	1,285	986	682

Plus: (Increase)/Decrease in Working Capital		(90)	(978)	22	24	26	22	26	35	36	36	37	38	39	39	40
Less: CAPEX		(5,620)	(1,000)	(1,025)	(1,051)	(1,077)	(4,104)	(1,131)	(1,160)	(1,189)	(1,218)	(1,249)	(1,280)	(1,312)	(1,345)	(1,379)
Plus: Depreciation Benefit		29,676	44,506	29,225	20,067	20,200	13,915	7,335	6,978	6,775	6,803	6,660	6,517	6,548	6,579	6,611

Free Cash Flow from Operations		7,023	23,750	18,341	14,413	14,258	8,509	8,618	8,204	7,839	7,563	7,211	6,853	6,559	6,260	5,955

PV Periods		6.0	18.0	30.0	42.0	54.0	66.0	78.0	90.0	102.0	114.0	126.0	138.0	150.0	162.0	174.0
Discount Rate		8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
PV Factor		0.9623	0.8910	0.8250	0.7639	0.7073	0.6549	0.6064	0.5615	0.5199	0.4814	0.4457	0.4127	0.3821	0.3538	0.3276

PV of Free Cash Flow from Operations		6,758	21,160	15,131	11,009	10,085	5,572	5,226	4,606	4,075	3,640	3,214	2,828	2,506	2,215	1,951

Sum of PV of Free Cash Flow from Operations	116,283

North Brawley

Depreciation Life	5-Year MACRS
Remaining Life	30
Existing Discount Rate	8.00%
Tax Rate	40.75%
Net Capacity (MW)	40 MW

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040

Total Revenue		25,962	25,832	25,703	25,575	24,887	30,765	30,905	31,046	31,190	31,336	31,484	31,634	31,786	31,941	32,100
Less PPA penalties		(323)	(331)	(338)	(346)	—	—	—	—	—	—	—	—	—	—	—
Adjusted Revenue		25,639	25,502	25,365	25,229	24,887	30,765	30,905	31,046	31,190	31,336	31,484	31,634	31,786	31,941	32,100

O&M		11,217	11,497	11,785	12,079	12,381	12,691	13,008	13,333	13,667	14,008	14,359	14,718	15,085	15,463	15,849
Insurance		561	559	557	555	549	593	593	593	593	593	593	593	592	592	592
Property Tax		875	849	823	799	775	752	729	707	686	665	645	626	607	589	571
Royalties		1,038	1,033	1,028	1,023	995	1,231	1,236	1,242	1,248	1,253	1,259	1,265	1,271	1,278	1,284
G&A		1,162	1,191	1,221	1,251	1,282	1,314	1,347	1,381	1,416	1,451	1,487	1,524	1,562	1,602	1,642
Utilities, Environmental, Others		3,515	3,603	3,693	3,786	3,880	3,977	4,077	4,179	4,283	4,390	4,500	4,613	4,728	4,846	4,967

Total Operating Costs		18,369	18,733	19,108	19,493	19,863	20,558	20,991	21,435	21,892	22,361	22,843	23,339	23,847	24,369	24,905
Operating Costs ($/kW-year)		495.09	507.43	520.18	533.34	546.19	568.15	583.02	598.36	614.18	630.50	647.33	664.68	682.58	701.03	720.05

EBITDA		7,270	6,769	6,257	5,736	5,024	10,207	9,914	9,611	9,298	8,975	8,641	8,296	7,939	7,572	7,194

Depreciation		6,644	6,678	6,713	6,748	6,785	6,822	6,860	6,899	6,940	6,981	7,023	7,066	7,111	7,156	10,707

EBIT		626	91	(455)	(1,013)	(1,760)	3,385	3,054	2,712	2,359	1,994	1,618	1,229	829	415	(3,512)

Income Tax	40.7%	255	37	(186)	(413)	(717)	1,379	1,244	1,105	961	812	659	501	338	169	(1,431)

After-tax Operating Profit		371	54	(270)	(600)	(1,043)	2,006	1,809	1,607	1,398	1,182	959	728	491	246	(2,081)
Plus: (Increase)/Decrease in Working Capital		41	42	43	43	59	(432)	24	25	26	27	28	29	30	31	631
Less: CAPEX		(1,413)	(1,448)	(1,485)	(1,522)	(1,560)	(1,599)	(1,639)	(1,680)	(1,722)	(1,765)	(1,809)	(1,854)	(1,900)	(1,948)	(1,996)
Plus: Depreciation Benefit		6,644	6,678	6,713	6,748	6,785	6,822	6,860	6,899	6,940	6,981	7,023	7,066	7,111	7,156	10,707

Free Cash Flow from Operations		5,643	5,325	5,001	4,670	4,241	6,797	7,055	6,852	6,642	6,425	6,201	5,969	5,731	5,485	7,260

PV Periods		186.0	198.0	210.0	222.0	234.0	246.0	258.0	270.0	282.0	294.0	306.0	318.0	330.0	342.0	354.0
Discount Rate		8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
PV Factor		0.3033	0.2809	0.2601	0.2408	0.2230	0.2064	0.1912	0.1770	0.1639	0.1517	0.1405	0.1301	0.1205	0.1115	0.1033
PV of Free Cash Flow from Operations		1,712	1,496	1,301	1,125	946	1,403	1,349	1,213	1,088	975	871	777	690	612	750

Sum of PV of Free Cash Flow from Operations	116,283

2. Discounted Cash Flow Analysis — 45 MW Scenario
North Brawley

Depreciation Life	5-Year MACRS
Remaining Life	30
Existing Discount Rate	8.00%
Tax Rate	40.75%
Net Capacity (MW)	40 MW

		2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025

Total Revenue		29,298	31,488	31,331	31,174	31,018	30,863	30,709	30,555	30,402	30,250	30,099	29,949	29,799	29,650	29,502
Less PPA penalties		(124)	—	(2)	(12)	(21)	(30)	(40)	(49)	(58)	(67)	(76)	(85)	(94)	(103)	(112)
Adjusted Revenue		29,174	31,488	31,328	31,162	30,997	30,833	30,669	30,506	30,345	30,184	30,023	29,864	29,705	29,547	29,390

O&M		19,363	8,929	9,047	9,166	9,284	9,403	9,522	9,761	10,005	10,255	10,511	10,774	11,043	11,319	11,602
Insurance		609	609	610	608	623	590	604	602	600	597	595	593	591	589	587
Property Tax		1,382	1,341	1,300	1,261	1,223	1,187	1,151	1,117	1,083	1,051	1,019	989	959	930	902
Royalties		1,186	1,260	1,253	1,247	1,241	1,235	1,228	1,222	1,216	1,210	1,204	1,198	1,192	1,186	1,180
G&A		870	892	914	937	960	984	1,009	1,034	1,060	1,087	1,114	1,142	1,170	1,199	1,229
Utilities, Environmental, Others		3,362	2,747	2,816	2,886	2,958	3,032	3,108	3,186	3,265	3,347	3,431	3,516	3,604	3,694	3,787

Total Operating Costs		26,772	15,777	15,940	16,105	16,291	16,432	16,623	16,921	17,229	17,546	17,874	18,211	18,559	18,918	19,287
Operating Costs ($/kW-year)		639.41	350.60	356.01	361.50	367.50	372.54	378.77	387.50	396.53	405.87	415.52	425.50	435.81	446.46	457.46

EBITDA		2,402	15,711	15,388	15,057	14,707	14,401	14,046	13,586	13,116	12,637	12,149	11,652	11,146	10,629	10,103

Depreciation		37,308	56,002	36,600	24,968	25,102	16,961	8,527	8,170	7,967	7,996	7,852	7,709	7,740	7,771	7,803

EBIT		(34,906)	(40,291)	(21,212)	(9,912)	(10,395)	(2,560)	5,520	5,416	5,149	4,642	4,297	3,943	3,406	2,858	2,300

Income Tax	40.7%	(14,223)	(16,417)	(8,643)	(4,039)	(4,236)	(1,043)	2,249	2,207	2,098	1,891	1,751	1,607	1,388	1,165	937

After-tax Operating Profit		(20,683)	(23,874)	(12,569)	(5,873)	(6,160)	(1,517)	3,271	3,209	3,051	2,750	2,546	2,337	2,018	1,694	1,363

Plus: (Increase)/Decrease in Working Capital		(200)	(1,109)	27	28	29	25	30	38	39	40	41	41	42	43	44
Less: CAPEX		(11,620)	(1,000)	(1,025)	(1,051)	(1,077)	(4,104)	(1,131)	(1,160)	(1,189)	(1,218)	(1,249)	(1,280)	(1,312)	(1,345)	(1,379)
Plus: Depreciation Benefit		37,308	56,002	36,600	24,968	25,102	16,961	8,527	8,170	7,967	7,996	7,852	7,709	7,740	7,771	7,803

Free Cash Flow from Operations		4,805	30,019	23,033	18,072	17,895	11,366	10,696	10,258	9,868	9,567	9,190	8,807	8,488	8,163	7,831
PV Periods		6.0	18.0	30.0	42.0	54.0	66.0	78.0	90.0	102.0	114.0	126.0	138.0	150.0	162.0	174.0
Discount Rate		8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
PV Factor		0.9623	0.8910	0.8250	0.7639	0.7073	0.6549	0.6064	0.5615	0.5199	0.4814	0.4457	0.4127	0.3821	0.3538	0.3276

PV of Free Cash Flow from Operations		4,623	26,746	19,002	13,805	12,657	7,444	6,486	5,759	5,130	4,605	4,096	3,635	3,243	2,888	2,566

Sum of PV of Free Cash Flow from Operations	142,467

North Brawley

Depreciation Life	5-Year MACRS
Remaining Life	30
Existing Discount Rate	8.00%
Tax Rate	40.75%
Net Capacity (MW)	45 MW

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040

Total Revenue		29,354	29,207	29,061	28,916	28,628	34,801	34,968	35,137	35,308	35,481	35,657	35,835	36,016	36,199	36,387
Less PPA penalties		(120)	(129)	(138)	(147)	—	—	—	—	—	—	—	—	—	—	—
Adjusted Revenue		29,234	29,078	28,923	28,770	28,628	34,801	34,968	35,137	35,308	35,481	35,657	35,835	36,016	36,199	36,387

O&M		11,892	12,190	12,494	12,807	13,127	13,455	13,791	14,136	14,490	14,852	15,223	15,604	15,994	16,394	16,804
Insurance		584	582	580	578	574	621	621	621	621	621	621	621	621	621	621
Property Tax		875	849	823	799	775	752	729	707	686	665	645	626	607	589	571
Royalties		1,174	1,168	1,162	1,157	1,145	1,392	1,399	1,405	1,412	1,419	1,426	1,433	1,441	1,448	1,455
G&A		1,260	1,292	1,324	1,357	1,391	1,426	1,461	1,498	1,535	1,574	1,613	1,653	1,695	1,737	1,780
Utilities, Environmental, Others		3,881	3,978	4,078	4,180	4,284	4,391	4,501	4,614	4,729	4,847	4,969	5,093	5,220	5,351	5,484

Total Operating Costs		19,667	20,059	20,462	20,876	21,296	22,037	22,503	22,981	23,473	23,978	24,497	25,030	25,577	26,139	26,716
Operating Costs ($/kW-year)		468.83	480.56	492.68	505.18	517.93	538.64	552.79	567.39	582.44	597.97	613.98	630.48	647.50	665.05	683.14

EBITDA		9,566	9,019	8,462	7,893	7,332	12,765	12,465	12,155	11,835	11,503	11,160	10,805	10,438	10,060	9,671

Depreciation		7,836	7,870	7,905	7,940	7,977	8,014	8,052	8,091	8,132	3,579	1,731	1,775	1,819	1,864	5,415

EBIT		1,730	1,149	557	(47)	(645)	4,751	4,413	4,064	3,703	7,924	9,428	9,030	8,620	8,195	4,256

Income Tax	40.7%	705	468	227	(19)	(263)	1,936	1,798	1,656	1,509	3,229	3,842	3,680	3,512	3,339	1,734

After-tax Operating Profit		1,025	681	330	(28)	(382)	2,815	2,615	2,408	2,194	4,695	5,587	5,351	5,107	4,856	2,522

Plus: (Increase)/Decrease in Working Capital		45	46	46	47	47	(453)	25	26	27	28	29	30	31	32	838
Less: CAPEX		(1,413)	(1,448)	(1,485)	(1,522)	(1,560)	(1,599)	(1,639)	(1,680)	(1,722)	(1,765)	(1,809)	(1,854)	(1,900)	(1,948)	(1,996)
Plus: Depreciation Benefit		7,836	7,870	7,905	7,940	7,977	8,014	8,052	8,091	8,132	3,579	1,731	1,775	1,819	1,864	5,415

Free Cash Flow from Operations		7,493	7,148	6,797	6,438	6,082	8,778	9,053	8,846	8,631	6,537	5,538	5,301	5,057	4,804	6,779

PV Periods		186.0	198.0	210.0	222.0	234.0	246.0	258.0	270.0	282.0	294.0	306.0	318.0	330.0	342.0	354.0
Discount Rate		8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
PV Factor		0.3033	0.2809	0.2601	0.2408	0.2230	0.2064	0.1912	0.1770	0.1639	0.1517	0.1405	0.1301	0.1205	0.1115	0.1033

PV of Free Cash Flow from Operations		2,273	2,008	1,768	1,550	1,356	1,812	1,731	1,566	1,414	992	778	690	609	536	700

Sum of PV of Free Cash Flow from Operations	142,467

3. Discounted Cash Flow Analysis — 50 MW Scenario
North Brawley

Depreciation Life	5-Year MACRS
Remaining Life	30
Existing Discount Rate	8.00%
Tax Rate	40.75%
Net Capacity (MW)	50 MW

		2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025

Total Revenue		29,298	34,987	34,812	34,638	34,465	34,292	34,121	33,950	33,780	33,612	33,444	33,276	33,110	32,944	32,780
Less PPA penalties		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Adjusted Revenue		29,298	34,987	34,812	34,638	34,465	34,292	34,121	33,950	33,780	33,612	33,444	33,276	33,110	32,944	32,780

O&M		19,363	9,406	9,536	9,667	9,798	9,930	10,062	10,314	10,572	10,836	11,107	11,384	11,669	11,961	12,260
Insurance		609	609	635	633	648	614	628	625	623	621	618	616	614	611	609
Property Tax		1,382	1,341	1,300	1,261	1,223	1,187	1,151	1,117	1,083	1,051	1,019	989	959	930	902
Royalties		1,172	1,399	1,392	1,386	1,379	1,372	1,365	1,358	1,351	1,344	1,338	1,331	1,324	1,318	1,311
G&A		870	1,028	1,053	1,080	1,107	1,134	1,163	1,192	1,222	1,252	1,284	1,316	1,349	1,382	1,417
Utilities, Environmental, Others		3,362	3,009	3,084	3,161	3,240	3,321	3,404	3,490	3,577	3,666	3,758	3,852	3,948	4,047	4,148

Total Operating Costs		26,758	16,792	17,001	17,188	17,395	17,559	17,773	18,095	18,428	18,770	19,123	19,487	19,862	20,249	20,647
Operating Costs ($/kW-year)		639.07	335.84	341.73	347.22	353.17	358.29	364.48	372.95	381.71	390.76	400.12	409.78	419.77	430.08	440.74

EBITDA		2,540	18,195	17,811	17,450	17,070	16,734	16,348	15,855	15,353	14,841	14,320	13,789	13,247	12,696	12,133

Depreciation		42,247	63,690	41,356	27,966	28,099	18,640	8,886	8,529	8,327	8,355	8,218	8,085	8,122	8,157	8,194

EBIT		(39,707)	(45,495)	(23,545)	(10,516)	(11,030)	(1,906)	7,461	7,326	7,026	6,486	6,103	5,704	5,126	4,538	3,939

Income Tax	40.7%	(16,179)	(18,537)	(9,594)	(4,285)	(4,494)	(777)	3,040	2,985	2,863	2,643	2,487	2,324	2,088	1,849	1,605

After-tax Operating Profit		(23,528)	(26,957)	(13,952)	(6,231)	(6,536)	(1,130)	4,421	4,341	4,163	3,843	3,616	3,380	3,037	2,689	2,334

Plus: (Increase)/Decrease in Working Capital		(212)	(1,305)	32	30	32	28	32	41	42	43	43	44	45	46	47
Less: CAPEX		(26,620)	(1,000)	(1,025)	(1,051)	(1,077)	(4,104)	(1,131)	(1,160)	(1,189)	(1,218)	(1,280)	(1,312)	(1,345)	(1,379)	(1,413)
Plus: Depreciation Benefit		42,247	63,690	41,356	27,966	28,099	18,640	8,886	8,529	8,327	8,355	8,218	8,085	8,122	8,157	8,194

Free Cash Flow from Operations		(8,113)	34,428	26,411	20,714	20,519	13,435	12,208	11,751	11,343	11,023	10,597	10,197	9,859	9,514	9,162

PV Periods		6.0	18.0	30.0	42.0	54.0	66.0	78.0	90.0	102.0	114.0	126.0	138.0	150.0	162.0	174.0
Discount Rate		8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
PV Factor		0.9623	0.8910	0.8250	0.7639	0.7073	0.6549	0.6064	0.5615	0.5199	0.4814	0.4457	0.4127	0.3821	0.3538	0.3276

PV of Free Cash Flow from Operations		(7,806)	30,674	21,789	15,823	14,512	8,798	7,403	6,598	5,897	5,306	4,723	4,208	3,767	3,366	3,002

Sum of PV of Free Cash Flow from Operations	150,425

North Brawley

Depreciation Life	5-Year MACRS
Remaining Life	30
Existing Discount Rate	8.00%
Tax Rate	40.75%
Net Capacity (MW)	50 MW

		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040

Total Revenue		32,616	32,453	32,290	32,129	31,282	38,683	38,875	39,070	39,267	39,467	39,669	39,875	40,083	40,293	40,509
Less PPA penalties		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Adjusted Revenue		32,616	32,453	32,290	32,129	31,282	38,683	38,875	39,070	39,267	39,467	39,669	39,875	40,083	40,293	40,509

O&M		12,566	12,880	13,202	13,533	13,871	14,218	14,573	14,937	15,311	15,694	16,086	16,488	16,900	17,323	17,756
Insurance		606	604	601	599	591	647	648	648	648	648	648	648	648	648	648
Property Tax		875	849	823	799	775	752	729	707	686	665	645	626	607	589	571
Royalties		1,305	1,298	1,292	1,285	1,251	1,547	1,555	1,563	1,571	1,579	1,587	1,595	1,603	1,612	1,620
G&A		1,452	1,489	1,526	1,564	1,603	1,643	1,684	1,726	1,769	1,814	1,859	1,905	1,953	2,002	2,052
Utilities, Environmental, Others		4,252	4,358	4,467	4,579	4,693	4,810	4,931	5,054	5,180	5,310	5,442	5,579	5,718	5,861	6,007

Total Operating Costs		21,056	21,478	21,912	22,358	22,784	23,617	24,119	24,635	25,165	25,709	26,267	26,841	27,430	28,034	28,655
Operating Costs ($/kW-year)		451.74	463.10	474.83	486.93	498.70	519.54	533.25	547.39	561.97	577.01	592.51	608.49	624.96	641.95	659.46

EBITDA		11,559	10,975	10,379	9,771	8,498	15,065	14,756	14,435	14,102	13,758	13,402	13,034	12,653	12,259	11,854

Depreciation		8,222	8,246	8,274	8,306	8,338	8,373	7,461	1,608	1,648	1,689	1,731	1,775	1,819	1,864	5,415

EBIT		3,337	2,729	2,105	1,466	160	6,692	7,294	12,827	12,454	12,069	11,671	11,259	10,834	10,394	6,439

Income Tax	40.7%	1,360	1,112	858	597	65	2,727	2,972	5,226	5,075	4,918	4,755	4,588	4,414	4,235	2,624

After-tax Operating Profit		1,977	1,617	1,247	868	95	3,965	4,322	7,600	7,380	7,151	6,915	6,671	6,419	6,159	3,816

Plus: (Increase)/Decrease in Working Capital		48	49	50	51	106	(547)	26	27	28	29	30	31	32	33	1,022
Less: CAPEX		(1,413)	(1,448)	(1,485)	(1,522)	(1,560)	(1,599)	(1,639)	(1,680)	(1,722)	(1,765)	(1,809)	(1,854)	(1,900)	(1,948)	(1,996)
Plus: Depreciation Benefit		8,222	8,246	8,274	8,306	8,338	8,373	7,461	1,608	1,648	1,689	1,731	1,775	1,819	1,864	5,415

Free Cash Flow from Operations		8,835	8,463	8,086	7,703	6,979	10,193	10,171	7,555	7,334	7,104	6,868	6,623	6,370	6,108	8,256

PV Periods		186.0	198.0	210.0	222.0	234.0	246.0	258.0	270.0	282.0	294.0	306.0	318.0	330.0	342.0	354.0
Discount Rate		8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%	8.00%
PV Factor		0.3033	0.2809	0.2601	0.2408	0.2230	0.2064	0.1912	0.1770	0.1639	0.1517	0.1405	0.1301	0.1205	0.1115	0.1033

PV of Free Cash Flow from Operations		2,680	2,377	2,103	1,855	1,556	2,104	1,944	1,337	1,202	1,078	965	862	767	681	853

Sum of PV of Free Cash Flow from Operations	150,425